EXHIBIT 10.2

ORIGINAL EQUIPMENT MANUFACTURER AGREEMENT

This Original Equipment Manufacturer Agreement (the "Agreement") is entered into as of the 25TH day of June, 2002, by and between BOVIE MEDICAL CORPORATION, a Delaware corporation with its principal place of business at 7100 30th Avenue North, St. Petersburg, FL 33710-2902 ("Bovie"), and ARTHREX, INC., a Delaware corporation having its principal place of business at 2885 South Horseshoe Drive, Naples, FL 34104 ("Arthrex").

WHEREAS, Bovie manufactures, packages and sells certain devices and components for resale and desires to manufacture and supply certain Products (as defined below);

WHEREAS, Bovie desires to invest time and resources in the development and the improvement of the Products, and in consideration therefor, Arthrex desires to purchase its Products inventory from Bovie; and

WHEREAS, Arthrex desires that Bovie manufacture and supply the Products to Arthrex;

NOW, THEREFORE, in consideration of the terms and provisions of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Bovie and Arthrex agree as follows:

1.0 DEFINITIONS.

 1.1 An "Affiliate" of a Person means any company, corporation, partnership, limited liability company, association, organization, entity, individual or other that directly or indirectly controls, is controlled by or is under common control with such Person.

1.2 "Delivery Date" means a date for which delivery of Product is properly requested in a Purchase Order (as such term is hereinafter defined).

1.3 "FDA" means the United States Food and Drug Administration or any successor agency or authority, the approval of which is required to market, distribute, supply and sell health care products in the United States.

1.4 "Product or Products" mean any one or more of the devices and components set forth in Appendix A, and such other devices and components as may be added, in writing, to Appendix A by Arthrex from time to time.

1.5 "Purchase Order" means a written order issued by Arthrex to Bovie with respect to purchases of Products, substantially in the form attached hereto as Appendix B, which shall be subject to, and governed exclusively by, the terms of this Agreement.

1.6 "Ramp-Up Period" shall mean the first six months of the Term (as defined below) of this Agreement.

2.0           PURCHASE AND SALE OF PRODUCTS.

2.1           Bovie's Supply Obligations

(a)            Bovie shall use its best efforts to supply Arthrex with Product inventory. Subject to the provisions of Section 5 below, all Products sold under this Agreement shall conform in all material respects to the product specifications ("Product Specifications") and manufacturing processes ("Manufacturing Processes") as set forth in Appendix A as such Products, Product Specifications and Manufacturing Processes may be modified from time to time by Bovie's engineering and design teams; provided, however, that no changes, modifications or improvements may be made to, or implemented within, any Products delivered to Arthrex pursuant to this Agreement without Arthrex's prior written consent, such consent not to be unreasonably withheld.

(b)            Subject to Section 2.1(c), Bovie shall agree to any reasonable and lawful modification to the Product Specifications requested by Arthrex in writing, which are designed to improve the Products; provided, however, that Bovie shall have a reasonable period of time to implement such Product Specifications.

(c)            Notwithstanding anything to the contrary in Sections 2.1(a) and (b), in the event that any change or modification to the Products or the Product Specifications results in a material change to the costs incurred by Bovie in the development, production, manufacture, sterilization and/or packaging of the Products, Bovie shall so notify Arthrex prior to the implementation of the change or modification and, upon the written consent of Arthrex thereto, the purchase prices, as set forth in Section 3.1, shall be modified accordingly.

(d)            Bovie agrees, and shall cause its officers, directors, employees, advisers, agents and consultants (collectively, "Representatives") to agree, that if any Product Specification requested by Arthrex in accordance with Section 2.1(b), includes changes to the Products or to the Product Specifications ("Inventions"), that all Inventions shall be the sole property of Arthrex to the maximum extent permitted by applicable law and to the extent permitted by law shall be "works made for hire" as that term is defined in the United States Copyright Act (17 USCA, Section 101). Arthrex shall be the sole owner of all patents, copyrights, trade secret rights and other intellectual property or other rights in connection with the Inventions. Bovie shall, and shall cause its Representatives to, assign to Arthrex all right, title and interest Bovie and/or its Representatives may have or acquire in any and all Inventions. Bovie shall, and shall cause its Representatives to, assist Arthrex in every proper way to obtain, and from time to time, enforce, all patents, copyrights or other rights on said improvements in any and all countries, and to that end Bovie shall, and shall cause its Representatives to, execute all documents necessary. Arthrex shall have the sole and exclusive right to:

 (i) apply for, obtain and vest in the name of Arthrex alone (unless Arthrex otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same in its sole discretion; and

(ii) defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(e) Bovie's and its Representatives' obligations to assist Arthrex in obtaining and enforcing patents and copyrights for the Inventions in any and all countries, as set forth above, shall continue beyond the Term, at Arthrex's cost.

2.2           Arthrex's Purchase Obligations

(a)            Subject to Section 2.11, Arthrex shall engage Bovie as the **    ** manufacturer of **    **  percent (**    **) of its Product requirements in the marketplace, including, without limitation, Products required for engineering, testing and clinical trials, if any. Except as expressly set forth herein, Arthrex agrees to purchase **    **  its Product requirements **    **  from Bovie, and from no other manufacturer, person or entity, including, without limitation, any entity belonging, in whole or in part, to Arthrex.

(b)            Subject to Section 2.2(a) above, Arthrex shall provide Bovie with firm Purchase Orders for Products in accordance with the lead-times set forth in Section 2.4(a); provided, that Arthrex shall have the right, up to the date of manufacture, and with the consent of Bovie, which shall not be unreasonably withheld, to issue binding, written change orders to increase or decrease the quantity of such Purchase Orders. Arthrex agrees to accept partial shipments of Products should it, for any commercially reasonable reason, become necessary to ship in advance of order completion. Bovie shall make all commercially reasonable efforts to comply with any revisions to Purchase Order requirements consistent with the provisions of Section 2.3. Within seven days after receipt of a Purchase Order from Arthrex, Bovie shall acknowledge such receipt and confirm whether the order can be supplied.

2.3           Estimates of Requirements

(a) (i) Upon execution and delivery of this Agreement, and upon each successive **    **  anniversary of the execution and delivery of this Agreement, Arthrex shall deliver to Bovie a rolling **    **  written commitment of Arthrex's requirements of Products for the immediately succeeding **    **  period (each, a **    **  Commitment"). Arthrex shall deliver **    **  Commitments to Bovie no later than **    **  days prior to the applicable **    **  anniversary date. Bovie shall, no later than **    **  days after receipt of each **    **  Commitment, notify Arthrex of any prospective problems, of which Bovie is aware, that might prevent Bovie from meeting Arthrex's order quantities or estimated Delivery Dates.

(ii) Upon execution and delivery of this Agreement, and upon each successive **    **  anniversary of the execution and delivery of this Agreement, Arthrex shall deliver to Bovie a written, non-binding good faith estimate of Arthrex's requirements of Products from Bovie for delivery during the immediately succeeding **    **  (each, **    **  Forecast"). Arthrex shall deliver Annual Forecasts to Bovie no later than **    ** days prior to the applicable **    **  anniversary date. Bovie shall, no later than **    **  days after receipt of each **    **  Forecast, notify Arthrex of any prospective problems, of which Bovie is aware, that might prevent Bovie from meeting Arthrex's forecasted requirements or estimated Delivery Dates.

(b) Bovie and Arthrex agree to cooperate with each other and work jointly to establish and maintain a smooth and efficient timetable for the manufacture and supply of Products to Arthrex hereunder. Bovie shall use commercially reasonable efforts to supply Arthrex with all of its Product requirements, including, but not limited to, the use of commercially reasonable efforts to accommodate "Rush" orders from Arthrex; provided, however, Bovie shall not be in breach of this Agreement for any failure to supply quantities of Products which exceed the **    **  Commitments provided by Arthrex under Section 2.3(a) by more than **    **.

2.4           Orders, Packaging and Delivery

(a)           Unless otherwise agreed to in writing by the parties, all Products purchased pursuant to this Agreement shall be effected by Arthrex's issuance of a firm written Purchase Order, consistent with Section 2.3 above. Each Purchase Order shall specify the type and quantity of the Product to be delivered, as well as requested Delivery Dates. All requested Delivery Dates shall provide for at least **    **  days lead time for the manufacture and delivery of the Products ordered (taking into consideration the production schedule established in the **    ** . After the end of the Ramp-Up Period, subject to Section 2.3(b), a failure by Bovie to deliver Products within**    **  days of a Delivery Date shall be a material breach of this Agreement and be subject to Section 7.1.

(b)           (1) Bovie shall be responsible for, in accordance with the terms, provisions and conditions set forth in this Agreement: (i) the sterilization of the Products at its facility or facilities or at any contract facility or facilities; (ii) the packaging of the Products for shipment in accordance with validated procedures; and (iii) the shipment of such Products. Arthrex, at its own expense, will provide Bovie with Arthrex's labeling for the Products bearing Arthrex's corporate name and trade dress. Bovie will print, either directly or through a third party, labels and other printed material to be included as part of the finished Products. Products manufactured by or on behalf of Bovie after Bovie's receipt of any new or altered labeling for the Products, shall bear such new labeling. Bovie shall also place other required notices and marks, such as ETL and CE (both as defined below) notices and markings, as Arthrex may hereafter prescribe from time to time as it deems appropriate, on all copies and embodiments of the Products and associated documentation and advertising. Bovie shall not remove any Arthrex approved or designated notice from any Products. As set forth in Section 3.1, **    ** will pay the costs of all private labeling by **    **.

(2) Bovie shall not hire, contract with or otherwise engage any one or more contract facilities to perform any of its obligations as set forth in this Agreement with respect to the sterilization of the Products without the prior written consent of Arthrex, which consent shall not be unreasonably withheld or delayed; provided, that any contract facility that is engaged in any way with the sterilization of the Products shall (i) perform the sterilization of the Products in accordance with specifications that have been provided or approved in writing by Arthrex and (ii) meet the same governmental and regulatory requirements, and maintain the same registrations and certifications, as applicable, that Bovie is required to meet under Section 2.5; provided, further, that Bovie shall be liable for, and shall indemnify and hold Arthrex harmless in connection with liabilities arising from, any violations of this Section 2.4(b)(2).

(c)            Unless otherwise agreed to, in writing, by the parties, all Products manufactured for Arthrex shall be delivered to Arthrex at its principal place of business in Naples, Florida. All shipments of Products to Arthrex shall be billed F.O.B. Bovie's **    **  plant in **    **  All deliveries shall be delivered in a manner as may be, intermittently, agreed to by the parties. Title to and risk of any loss and/or damage to the Products shall pass to Arthrex upon delivery of such Product by Bovie, or any agent of Bovie, to the shipping agent.

(d)            Bovie shall assist Arthrex in arranging any desired shipping insurance (in amounts that Arthrex shall determine) and shall use its best efforts to deliver all Products by their respective requested Delivery Dates (provided that in no event shall a Delivery Date be less than 30 days after the date the Purchase Order is issued, unless otherwise consented to by Bovie), using mutually agreeable carriers. All costs and expenses relating to transportation and delivery shall be at Arthrex's expense. Arthrex shall have the right to require and inspect any special or varied packing that it believes is reasonably necessary to meet the customs, regulatory or other requirements within a territory.

(e)            Bovie shall certify, in writing, upon Arthrex's written request, that each delivery of Product was produced and tested in compliance with the Product Specifications.

(f)            Arthrex may return any defective Products to Bovie, pursuant to a product recall or otherwise, for credit or replacement as Arthrex shall determine.

2.5          Quality Control and Regulatory Compliance

(a)           During the Term, Bovie shall establish and maintain a quality assurance control program to be maintained by its Quality Control Team. Bovie shall enter into Arthrex's Contract Manufacturers/Suppliers/Vendors Agreement with respect to quality assurance, a copy of which is attached hereto as Appendix C. Arthrex shall maintain its Quality Control Department, which shall provide technical and other assistance to Bovie in order for Bovie to better understand and meet the Product Specifications and manufacturing requirements. Bovie's Quality Control Team and Arthrex's Quality Control Department shall work together in an effort to establish total quality assurance.

(b)           During the Term, Bovie shall manufacture the Products in a manner that is in compliance with all federal and state governmental and regulatory requirements in the United States of which Bovie is legally required to comply, including, but not limited to, the FDA's Quality System Regulations ("QSR"), including Good Manufacturing Practices ("GMP"), as well as ISO-9001 registrations (provided and for such time that such standards remain valid) and EN 46001 certification, and with the laws and regulations of each jurisdiction located outside of the United States. Bovie, at its sole expense, shall have ETL Semko's medical devices group ("ETL") test and evaluate each of the Products and maintain the eligibility of the Products for ETL Certification and for ETL's Certification Mark. Boyle shall also comply with the essential requirements of the European health, safety and environmental protections legislations set forth in the European Union Council Medical Device Directives (the "EU Medical Device Directives") and declare such compliance by affixing the "CE Marking" to the Products shipped to Arthrex.

(c)            Bovie shall maintain all documents and records necessary for regulatory compliance and such documents and records shall be maintained for a period of no less than seven years from creation. Upon request and within a reasonable period of time, Bovie shall make such documents and records completely available for inspection by Arthrex, at any reasonable time during normal business hours. All such documents and records reviewed by Arthrex shall be subject to the confidentiality provisions of Section 8 herein.

(d)            Bovie hereby covenants, after reasonable input from Arthrex, to implement a failure investigation mode that is reasonably satisfactory to Arthrex and to establish a formal complaint system as required by the United States Food, Drug & Cosmetic Act, as amended, including all regulations promulgated pursuant thereto (the "Act"), including, without limitation, the time requirements set forth in the Medical Device Reporting regulations. Each party shall maintain a record of all complaints received with respect to any Product in each jurisdiction in which the Products are sold, and shall promptly notify the other party of such complaints, in order to allow the responsible party to comply with any and all regulatory requirements imposed upon it, by any country. Further, Bovie agrees to assist Arthrex in analyzing and responding to such complaints and to make all records readily accessible to Arthrex. Arthrex shall, upon receipt, notify Bovie, in writing, of all warnings, disclaimers or informed consent statements relating or affixed to any Products, or required to be acknowledged as a condition to use of such Products.

(e)            In the event of a regulatory audit at Arthrex, which involves any Products, Arthrex shall notify Bovie of such audit within **    **  thereof. Pursuant to such notice of audit, Bovie shall supply Arthrex with documents from the Quality Control Team, related to the Products, within three business days from a request by Arthrex.

(f)            Bovie shall promptly notify Arthrex whenever a request for a plant inspection is received from the FDA and shall promptly advise Arthrex of any scheduled FDA inspection and the results thereof A copy of Form 483 observation or other applicable report, which applies to the Products, shall be supplied to Arthrex upon request. Bovie shall promptly take steps to remedy any valid deficiencies found by the FDA inspectors relating to the manufacture, sterilization and packaging of the Products.

2.6            Plant Inspection

Arthrex shall have the right to have qualified Arthrex employees, contractors or agents present at Bovie's manufacturing facility, at mutually agreeable times during normal business hours to (i) observe Bovie's manufacture of Products; (ii) inspect Bovie's facility and manufacturing procedures, as such relate to Products manufactured hereunder, and quality assurance/control procedures for compliance with (A) QSR, including GMP, as well as ISO-9001 registrations (provided and for such time that such standards remain valid) and EN 46001 certification, (B) ETL standards for testing and evaluation of each of the Products and (C) compliance with the EU Medical Device Directives in connection with the CE Marking; and (iii) inspect Bovie's inventory, work-in-process, raw materials, QSR records and such other matters as may be pertinent to proper quality assurance of Products to be delivered under the tea's of this Agreement.

2.7           License

Subject to the provisions of this Agreement, during the Term, Arthrex grants to Bovie a limited non-exclusive, non-transferable license to any intellectual property that may be provided from time to time by Arthrex to Bovie in accordance with Section 2.1, solely to manufacture, sterilize and package the Products. Such license is personal to Bovie and shall not be sublicensed to, transferred to or used for the benefit of, any person or entity not authorized in writing by Arthrex except to a Back-up Supplier as set forth in Section 2.11. No other licenses of any rights of Arthrex, except those expressly granted by this Agreement, shall be construed to be extended to Bovie or its affiliates, foreign divisions, licensees or customers, expressly or by implication, whether pertaining to the subject matter of this Agreement or otherwise. To the extent reasonable and practical, Bovie shall place all notices, including, but not limited to, intellectual property notices such as patent notices or confidentiality notices, and legends and other notices as Arthrex may hereafter prescribe from time to time as it deems appropriate, on all copies and embodiments of the Products and associated documentation and advertising. Bovie shall not remove any Arthrex approved or designated notice from any Products.

2.8           Acceptance and Rejection

(a)           Except as provided herein, Arthrex shall accept all Products delivered in accordance with the terms and conditions of this Agreement. Arthrex may reject any portion of any shipment of Products if such shipment does not conform in any material respect with (i) the Product Specifications or (ii) subject to Section 2.3(b), the quantities requested in the Purchase Order. In order to reject a shipment, Arthrex must give Bovie a reasonably detailed statement of its reasons for rejection and, where appropriate, Product samples demonstrating the proposed nonconformance and requesting that Bovie either remedy or provide a reasonable plan to promptly remedy such nonconformance within a reasonable time which shall not to exceed **    **  days. If no such statement is received by Bovie, then Arthrex shall be deemed to have accepted the shipment of Product. In the event of proper rejection by Arthrex, Bovie shall, within five days, notify Arthrex of whether it accepts Arthrex's notice of nonconformity or it shall be deemed to accept such notice.

(b)           If Bovie disagrees with any proposed nonconformity by Arthrex, then both parties agree to cooperate and make every reasonable effort to resolve the disagreement. If Bovie confirms Arthrex's rejection, Bovie shall, at its sole option, and in a reasonably prompt manner, either (i) replace (if it has not already done so) the nonconforming Product with conforming Product or (ii) credit to Arthrex the purchase price therefor.

(c)           Any replacement shipments shall be subject to the provisions and procedures contained in this Agreement. Whether or not Bovie accepts Arthrex's basis for rejection, upon receipt of a notice of rejection and at Arthrex's request, Bovie shall use its reasonable commercial efforts to promptly provide replacement Product, which shall be purchased by Arthrex pursuant to this Agreement.

2.9           Product Recalls

(a)            In the event that either Bovie or Arthrex determines that a recall of any one or more Products is necessary for any reason, Bovie and Arthrex, as applicable, shall so notify each other in writing. Arthrex shall, immediately upon receipt of such notice, give notice of the recall to each customer to which it has sold any Products, along with the instructions, if any, delivered by Bovie or prepared by Arthrex and/or Bovie relating to the recall.

(b)            Arthrex and Bovie shall assist each other in giving effect to the recall. Bovie shall bear all costs and expenses of any recall caused by its manufacturing, packaging, misbranding or other issues caused by acts of Bovie that potentially affect the safety, use or efficacy of the Products including, without limitation, obligations to third parties, costs of notifying customers and costs associated with the shipment of recalled Products from customers to Arthrex or Bovie, and replacement of such products. Arthrex shall, however, bear all costs of any recall caused by its misrepresentations or other acts causing a recall to occur.

2.10 Arthrex's Right of First Refusal/Offer of Additional Manufacturing

(a)           In the event that, at any time and from time to time, Bovie desires on its own behalf, and not in connection with any contract, agreement or arrangement with any third party, to manufacture, develop or produce any products which are compatible with or otherwise relate to the technology contained in the Products ("Other Products"), Bovie shall first give written notice to Arthrex of such desire, allowing Arthrex a reasonable opportunity to offer to be the **    **  sellor or distributor of such Other Products, upon terms, conditions and provisions reasonably similar to the terms, conditions and provisions contained herein; provided, however, that subject to Section 10, Bovie shall have no obligation to make any such offer to Arthrex in connection with any Other Products which Bovie develops, produces or manufactures on behalf of third parties.

(b)           Arthrex must, within **    **  days after receipt of the written notice, provide Bovie with a written notice of acceptance ("Notice of Acceptance"), specifying a good faith estimate of the quantity of Other Products that it shall sell or distribute, based upon terms and conditions reasonably similar to the terms and provisions contained herein. If, within **    **  days of receipt of the written notice, Arthrex has not delivered an effective Notice of Acceptance, Bovie shall have the right to solicit any third party for the exclusive distribution of the Other Products; without incurring any liability to Arthrex.

2.11 Alternate Source of Supply

If Bovie is unable to supply Arthrex with its Product requirements in accordance with Sections 2.1, 2.2 and 2.3 herein, including, but not limited to, an order by Arthrex for Products which exceeds a **    ** Commitment by more than **    **, then Bovie shall promptly notify Arthrex of its inability to supply such Products. If the supply issue cannot be resolved, Arthrex shall have the right to engage a Back-Up Supplier to manufacture and supply the Products and to terminate any Purchase Order, in whole or in part, that Bovie was unable to fill without liability or charge. Such right shall continue until **    **  days after Bovie notifies Arthrex that it is prepared to supply **    ** of Arthrex's Product requirements, as provided herein. Bovie shall, in good faith, cooperate fully with Arthrex and any Back-Up Supplier in supplying Arthrex with Products, including assisting in the transfer of molds and any information necessary for the supply of such Products. Any disclosure by Bovie and/or Arthrex to, or with regard to, a Back-Up Supplier, or use of technical information by a Back-Up Supplier, shall be subject to the Confidentiality provisions set forth in Section 8 herein. Nothing in this Section 2.11, or this Agreement, shall interfere with Arthrex's right to designate a Back-up supplier to manufacture Products under the terms of this Section 2.11.

3.0 PRICE AND PAYMENT; REBATE.

3.1           Purchase Price

The prices for Products purchased hereunder shall be set forth in the Pricing List, attached hereto as Appendix D. The prices set forth in the Pricing List shall include all charges related to Bovie's preparation, labeling, packaging, crating and loading of the Products; provided, however, that in no event shall the Prices exceed the lowest price that Bovie receives from third party purchasers of like products in like volumes.

3.2           Taxes and Duties

Except as provided in this Agreement, each party shall be responsible for the payment of all taxes and other governmental charges assessed against it and applicable in any respect to this Agreement, and the grant or exercise of the rights granted by this Agreement, and, in the event the other party is required to collect such charges, shall promptly pay such charges to the other party. If any transaction undertaken pursuant to this Agreement shall be subject to a foreign, state or local sales tax, use tax, value added tax, customs duties or other similar taxes or duties, the transferee of the property in the transaction giving rise to such tax or duty shall be liable for payment of such tax or duty, and shall reimburse the transferor for any tax or duty payments the transferor shall be required to make to any governmental authorities.

3.3            Payment of the Purchase Price

Bovie shall bill Arthrex for all purchases made under this Agreement, by invoice sent to Arthrex at Arthrex's address referenced on the first page of this Agreement. All invoices submitted by Bovie to Arthrex shall be payable within 30 days after Arthrex's receipt of said invoices; provided, that Arthrex shall be entitled to a **    **  discount from each invoice if such payment is made within **    ** days' of receipt of such invoice.

3.4            Rebate

Bovie shall issue a credit or refund to Arthrex for, or replace at no charge to Arthrex, all defective or otherwise unmerchantable Products returned by Arthrex, or returned by the customers to Arthrex and subsequently returned to Bovie by Arthrex, within **    **  days of return to Bovie, and Bovie shall bear responsibility for all costs associated with such Products, including any regular surface freight charge.

4.0 CAPITAL. EQUIPMENT; DESIGNS/SPECIFICATIONS.

4.1           Capital Equipment

Bovie shall provide for such capital equipment as Bovie deems reasonably necessary for the manufacturing, sterilizing and packaging of the Products at the Bovie plant or facility or any contract facility used by Bovie. All such capital equipment provided by Bovie shall remain the sole property of Bovie, and all processes and specifications that relate to such capital equipment shall constitute Bovie's proprietary Confidential Information, as defined in Section 8 herein, belonging exclusively to Bovie. Any and all copyrights, patents, trademarks, proprietary rights and/or trade secrets, registered or otherwise, arising or occurring, under federal, state or other law and/or regulation, from or as a result of Bovie capital equipment or any Confidential Information belonging to Bovie, shall remain the sole property of Bovie.

4.2           Tooling Equipment

In the event that any tooling equipment is needed for the manufacturing, sterilizing and packaging solely of the Products (the "Tooling Equipment"), Arthrex shall, at its sole discretion, either pay for such Tooling Equipment or reimburse Bovie for the purchase of such Tooling Equipment at Bovie's purchase price including any discounts, rebates or other purchase price reductions to which Bovie is entitled; provided, that Arthrex shall consent in writing to the need for any Tooling Equipment prior to the purchase or order thereof. Any such Tooling Equipment shall be and remain the sole property of Arthrex. Bovie shall reimburse Arthrex for any damage to the Tooling Equipment that exceeds the normal wear and tear of such Tooling Equipment or was caused by the abuse or misuse of such Tooling Equipment by Bovie, its Representatives or the representatives of any contract facility engaged by Bovie.

4.3           Designs/Specifications; Manufacturing Processes

Arthrex shall retain sole ownership of the designs and specifications provided by it for Products, to the extent that such designs and specifications constitute proprietary Confidential Information, as defined in Section 8 herein. Bovie shall retain sole ownership of all design and specifications, manufacturing processes, including, but not limited to, injection or insert molding, and assembly and packaging procedures, which processes shall constitute proprietary Confidential Information, as defined in Section 8 herein.

4.4           Retention of Samples

Bovie shall retain as samples such quantities of Products as Arthrex shall reasonably request. Retained samples shall be maintained in a suitable manner for a reasonable period of time past the manufacture date. All such samples shall be available for inspection and testing by Arthrex at reasonable times and upon reasonable notice.

5.0 WARRANTIES; LIMITATION OF LIABILITY; INSURANCE.

 5.1           Product Warranties

Subject to the provisions set forth in Section 5.3 below, Bovie warrants: (i) that all Products delivered hereunder shall conform in every material respect to Product Specifications at the time of shipment; (ii) that all Products shall be manufactured, sterilized and packaged in accordance with (A) QSR, including GMP, as required by the Act, (B) the pertinent rules and regulations of the FDA and (C) the EU Medical Device Directive, and shall have been evaluated and tested by ETL; (iii) that no Product delivered hereunder shall at time of shipment be adulterated or misbranded within the meaning of the Act, or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, provided such laws are constituted and effective at the time of such delivery; and (iv) the Bovie-provided Product Specifications embedded in the design and manufacture of any of the Products do not constitute or create an infringement of any United States or non-United States patent, copyright, trademark or other proprietary right or trade secret, be it registered or otherwise, arising under federal, state or other law and/or regulation (collectively, the "Product Warranties"). These Product Warranties shall be null and void and shall not apply to any Product which is in any way altered, modified, damaged or replaced by any person other than Bovie, or which is abused or misused whether intentionally or accidentally.

 5.2           Limitation of Liability of Bovie

THE FOREGOING WARRANTIES, SET FORTH IN SECTION 5.1 ABOVE, ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS OF ANY D. BOVIE HEREBY DISCLAIMS ALL OTHER WARRANTIES AND REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR USE AND/OR PARTICULAR PURPOSES. BOVIE SHALL NOT, UNDER ANY CIRCUMSTANCES, BE LIABLE FOR SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY LOST REVENUES OR PROFITS OF ARTHREX AND/OR ITS CUSTOMERS, AGENTS AND DISTRIBUTORS, RESULTING FROM OR ARISING OUT OF OR IN CONNECTION WITH ANY SALE, MANUFACTURE, DISTRIBUTION OR ANY USE OF ANY PRODUCT, WHETHER OR NOT BOVIE HAS BEEN ADVISED OF THE POSSIBILITY OF DAMAGES, EXCEPT TO THE EXTENT OF NEGLIGENCE AND WILLFUL MISCONDUCT OF BOVIE OR ITS REPRESENTATIVES. THE FOREGOING LIMITATION OF LIABILITY APPLIES BROADLY, AND TO ANY AND ALL PRODUCTS MANUFACTURED AND SUPPLIED HEREUNDER, AND SHALL NOT BE CONSTRUED TO APPLY ONLY TO DAMAGES OCCURRING AS A RESULT OF BREACH OF ANY PRODUCT WARRANTIES, BUT SHALL ALSO APPLY TO ANY DAMAGES TO ARTHREX OCCURRING AS A CONSEQUENCE OF THIS AGREEMENT OR ANY BREACH THEREOF, EXCEPT TO THE EXTENT OF NEGLIGENCE AND WILLFUL MISCONDUCT OF BOVIE OR ITS REPRESENTATIVES. ALL LIMITATIONS OF LIABILITY, PURSUANT TO THE TERMS HEREIN, SHALL SURVIVE ANY TERMINATION OR EXPIRATION OF THIS AGREEMENT.

5.3           Limitation of Liability of Arthrex

ARTHREX HEREBY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES AND REPRESENTATIONS, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR USE AND/OR PARTICULAR PURPOSES. ARTHREX SHALL NOT, UNDER ANY CIRCUMSTANCES, BE LIABLE FOR SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY LOST REVENUES OR PROFITS OF BOVIE AND/OR ITS CUSTOMERS, AGENTS AND DISTRIBUTORS, RESULTING FROM OR ARISING OUT OF OR IN CONNECTION WITH ANY SALE, DISTRIBUTION OR ANY USE OF ANY PRODUCT, WHETHER OR NOT ARTHREX HAS BEEN ADVISED OF THE POSSIBILITY OF DAMAGES, EXCEPT TO THE EXTENT OF NEGLIGENCE AND WILLFUL MISCONDUCT OF ARTHREX OR ITS REPRESENTATIVES. THE FOREGOING LIMITATION OF LIABILITY APPLIES BROADLY, AND TO ANY AND ALL PRODUCTS DISTRIBUTED OR SOLD HEREUNDER, AND SHALL NOT BE CONSTRUED TO APPLY ONLY TO DAMAGES OCCURRING AS A RESULT OF BREACH OF ANY PRODUCT WARRANTIES, BUT SHALL ALSO APPLY TO ANY DAMAGES TO BOVIE OCCURRING AS A CONSEQUENCE OF THIS AGREEMENT OR ANY BREACH THEREOF, EXCEPT TO THE EXTENT OF NEGLIGENCE AND WILLFUL MISCONDUCT OF ARTHREX OR ITS REPRESENTATIVES. ALL LIMITATIONS OF LIABILITY, PURSUANT TO THE TERMS HEREIN, SHALL SURVIVE ANY TERMINATION OR EXPIRATION OF THIS AGREEMENT.

5.4           Insurance

Bovie shall acquire and maintain products liability insurance in a minimum amount of **    **  million in the aggregate and **    **  million per occurrence, and Bovie shall name Arthrex as an additional insured on all such policies and will provide Arthrex with proof of insurance prior to the Start Date (as defined below) and thereafter upon Arthrex's reasonable request. Such insurance shall be in addition to, and not in lieu of, any insurance policy or policies maintained by Arthrex. Bovie shall not cancel or terminate such products liability insurance without 30 days prior notice to Bovie. Bovie shall notify Arthrex not less than 30 days' prior to any proposed cancellation, termination, non-renewal or modification of such products liability insurance. Bovie acknowledges that a failure to comply with this Section 5.4 shall be a material breach under Section 7 of this Agreement

6.0           TERM.

This Agreement shall commence upon execution and delivery of this Agreement. The term of this Agreement shall be five years, commencing on the date of the first commercial shipment of Products manufactured at, and from, Bovie's facility (the "Start Date"), and closing upon expiration of the fifth full year following the Start Date (the "Term"). Following closing of the initial Term, this Agreement shall be renewed for consecutive three-year periods, subject to the written consent of both parties. If this Agreement is extended in accordance with the preceding sentence, the "Term" shall be extended until the end of the applicable extension period. Written notification to terminate must be given not less than 180 days prior to the intended termination date; provided, that if Arthrex elects to have the Agreement terminate in accordance with this Section 6.0, Arthrex shall purchase all of Bovie's remaining inventory of the Products up to and to the extent that Bovie's inventory does not exceed the **    **  Commitment for the **    **  during which this Agreement is so terminated by Arthrex.

7.0 TERMINATION.

7.1           Termination for Material Breach

(a)            Either party may terminate this Agreement, in writing, in the event of a material breach by the other of this Agreement; provided, however, that the parry asserting such breach must first serve written notice of the alleged breach on the offending party, and must allow the offending party **    **  days, from the date of delivery of such notice, within which to cure the alleged breach. For purposes of this Agreement, the term "material breach" shall include, but not be limited to:
(i)           Bovie's breach of Section 2.1(a) or 2.1(d);

(ii)           the termination, for any reason, of the Manufacturing and Development Agreement entered into between the parties hereto, dated as of the date hereof;

(iii)           Bovie's breach of Section 2.4(a); or

(iv)           Bovie's transfer or sale of all or part of its individual assets, or all or part of its individual business pertaining to the Products manufactured and supplied pursuant to this Agreement; provided, however, that it shall not be a material breach hereunder if any party that it is not a competitor of Arthrex, other than any Affiliate of Bovie, becomes a party to either: (i) a merger by, with or of Bovie, or any part, Affiliate or subsidiary of Bovie that is involved in the manufacture, development, sterilization, packaging or supply of the Products; or (ii) an acquisition of Bovie or any part, Affiliate or subsidiary of Bovie that is involved in the manufacture, development, sterilization, packaging or supply of the Products.

Notwithstanding the preceding, Arthrex may terminate this Agreement immediately, without notice or cure period, upon a material breach described in either clause (iii) or clause (iv) above.

(b)           Arthrex shall have the right to both immediately terminate this Agreement and obtain injunctive relief in the event of the unauthorized use and/or disclosure of the Confidential Information by Bovie. Arthrex may terminate this Agreement immediately upon any attempt, unless, if curable, cured within **    **  days by Bovie, to assign, delegate, sublicense or otherwise transfer the license set forth in Section 2.7 or any of its rights or obligations under this Agreement, except as expressly provided for in this Agreement.

7.2            Bankruptcy; Insolvency

Either Party may terminate this Agreement, effective immediately upon the giving of written notice, if the other Party shall file a petition for bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall take advantage of the insolvency laws of any state of the United States or of any country, or shall make an assignment for the benefit of creditors, or shall have a receiver appointed, whether by private instrument or by court officer, for its property which is not dismissed within 60 days, or become subject to an involuntary petition for bankruptcy which in not dismissed within 60 days.

  7.3             Effect of Termination

In the event of termination of this Agreement pursuant to this Section 7, both parties shall cooperate with each other and make all reasonable, good faith efforts to accommodate each other, including but not limited to, with the transfer and/or return of molds, equipment, Confidential Information and any other information, documentation and/or data. Termination of this Agreement, for whatever reason, shall not affect any rights or obligations that may have accrued to either party prior to the effective date of such termination.

  7.4             Survival

The obligations of consent to change the Products and the Product Specifications set forth in Section 2.1, the obligations of Confidentiality, set forth in Section 8, the Warranties and Limitation of Liability provided for in Section 5, the Indemnification provisions set forth in Section 9 and the provision for Assignment set forth in Section 11 herein, shall survive the expiration or termination of this Agreement.

8.0 CONFIDENTIALITY.

 8.1 The parties hereby agree to keep strictly confidential and to not use, or permit the use of, for any purpose whatsoever during the Term, and for a period of five years following expiration or termination of this Agreement, all information received or observed from the other party pursuant to this Agreement or otherwise (including, without limitation, information of such party or such party's customers or the business associates disclosed or observed, infoimation that is known or reasonably should be known to be trade secrets and/or proprietary in nature, and licenses, patents, patent application, technology or processes and business plans of the other party) (the "Confidential Information"), except as disclosure or use of such Confidential Information is expressly permitted by this Agreement. Confidential Information does not include information which: (i) is or becomes available to the general public or to other manufacturers within the applicable industry, through no act or fault of the recipient; (ii) is rightfully disclosed to recipient by a third party under no obligation of confidentiality with respect to such information; or (iii) is rightfully in the possession of the recipient at the time of disclosure without obligation of confidentiality or non-use with respect thereto.

 8.2 The recipient of Confidential Information shall protect it from disclosure with the same degree of care by which it protects its own Confidential Information. Each party shall use its best efforts to ensure that its Representatives do not disclose or make any unauthorized use of Confidential Information, and each parry agrees to promptly notify the other upon discovery of any unauthorized use or disclosure of the other party's Confidential Information. Each party shall be liable for the unauthorized use or disclosure of the other party's Confidential Information by such party's Representatives.

 8.3 Bovie shall not use the proprietary Confidential Information belonging to Arthrex, including, without limitation, Arthrex's designs, specifications, drawings, processes, materials, molds, tooling, jigs and fixtures, for any purpose other than to manufacture Products for Arthrex, without Arthrex's prior written consent.

 8.4 In the event that Bovie or any of its Representatives is requested or required (by oral questions, deposition, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose all or any part of any Confidential Information, Bovie will provide Arthrex with prompt notice of such request or requirement so that Arthrex may seek an appropriate protective order or waive compliance with the provisions of this Agreement, as well as notice of the terms and circumstances surrounding such request or requirement. In such case, the parties will consult with each other on the advisability of pursuing any such order or other legal action or available steps to resist or narrow such request or requirement. If, failing the entry of a protective order or the receipt of a waiver hereunder, Bovie is, in the opinion of counsel acceptable to Arthrex, legally compelled to disclose Confidential Information, Bovie may disclose that portion of the Confidential Information which counsel advises Bovie that it is legally compelled to disclose. In any event, Bovie will use its best efforts to obtain and will not oppose action by Arthrex to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the disclosure of such information. Bovie will cause its Representatives and agents to comply with this paragraph.

9.0 INDEMNIFICATION.

 9.1 Arthrex agrees to and shall indemnify and defend Bovie, and hold Bovie harmless, from and against any and all claims, alleged claims, losses, harms, damages, liabilities, penalties, lawsuits, threats of lawsuits, recalls or other governmental action, costs and expenses, including, without limitation, reasonable attorneys' fees, suffered or incurred, made against or sustained by Bovie or any of its Affiliates, arising from or as a result of: (i) any actual or alleged defects in the Arthrex-provided Product Specifications, if any; (ii) any Arthrex breach of this Agreement; (iii) any acts, negligent or otherwise, or willful malfeasance on the part of Arthrex or its Representatives or customers, in connection with Arthrex's design, sale, marketing or distribution of Product and/or any other activities or actions in connection with the Product; and/or (iv) any claims or allegations that the manufacture, use or sale of any Product manufactured by Bovie resulting solely from such Arthrex-provided Product Specifications, if any, hereunder constitutes or creates an infringement of any United States or non-United States patent, copyright, trademark or other proprietary right or trade secret, be it registered or otherwise, arising under federal, state or other law and/or regulation.

 9.2 Bovie agrees to and shall indemnify and defend Arthrex, and hold Arthrex harmless, from and against any and all claims, alleged claims, losses, harms, damages, liabilities, penalties, lawsuits, threats of lawsuits, recalls or other governmental action, costs and expenses, including, without limitation, reasonable attorneys' fees, suffered or incurred, made against or sustained by Arthrex or any of its Affiliates, arising from or as a result of: (i) injury to person or property to the extent that such claims arise out of or result from (A) any product liability claim with respect to the manufacturing, sterilization, packaging, branding and delivery of the Products, (B) any actual or alleged defects in the designs of any product if such defect is the result of Bovie-provided Product Specifications or (C) the failure of Bovie to meet all of the Arthrex-provided Product Specifications; (ii) any Bovie breach of this Agreement; (iii) any acts, negligent or otherwise, or willful malfeasance on the part of Bovie or its Representatives, contract facilities or customers, in connection with Bovie's manufacturing, sterilizing, packaging, branding and delivery of the Products and/or any other activities or actions in connection with the Products; and/or (iv) any claims or allegations that the manufacture of any of the Products resulting solely from Bovie's manufacture of such Products or from Bovie-provided Product Specifications hereunder constitutes or creates an infringement of any United States or non-United States patent, copyright, trademark or other proprietary right or trade secret, be it registered or otherwise, arising under federal, state or other law and/or regulation.

 9.3 Nothing in this Section, or in the terms of this Agreement, shall limit Bovie's liability to an unaffiliated third party for a claim, or alleged claim, against Bovie for death or bodily injury to such third party caused by gross negligence or willful misconduct in the manufacture of a Product hereunder.

 9.4 Each party shall give the other prompt notice of any potential liability, and upon receiving notice of any such liability, each party shall, when possible, promptly notify the other of commencement of any action, a general summary of the action and, when applicable, notice by Bovie to Arthrex of demand for indemnification. In the later event, Arthrex shall have the right to participate in and to assume the defense of such action with counsel of its choosing; provided, however, that both parties should cooperate in such defense, if and when such cooperation would benefit the overall defense. No settlement of such action may be made without the consent of Arthrex, which consent shall not be unreasonably withheld or delayed. The terms of this Section shall survive the expiration or termination of this Agreement.

10.0 NON-COMPETITION.

During the Term, Bovie agrees not to, whether directly or indirectly, or through any person or entity, whether on its own behalf or on behalf of any third party other than Arthrex or Arthrex's Affiliates, (i) sell any of the Products to third parties or Affiliates of Bovie or (ii) sell any console (as defined in Appendix A) to any orthopedic distributor or company or to specifically market, promote or advertise any such modified console for any orthopedic use; provided, however, that Bovie may continue to perform under any contract, agreement or arrangement that would otherwise violate this Section 10 which was in effect prior to the date hereof, provided, further, that Bovie shall not expand, increase or enlarge the scope of, or quantities involved with, any such existing agreements, contracts or arrangements with third parties. Notwithstanding the foregoing, Bovie may not sell any Products or consoles if such Products or consoles contain any intellectual property or Confidential Information of Arthrex.

11.0 BINDING EFFECT/ASSIGNMENT.

11.1 This Agreement and the performance of any obligations hereunder shall be binding upon, shall inure to the benefit of and be enforceable by, the parties hereto and any and all permitted assignees, successors and legal representatives of the parties hereto.

11.2 This Agreement, and all rights, remedies, obligations, liabilities or interests in or arising hereunder, as well as the performance of any obligations hereunder, may not be assigned, delegated, encumbered or in any other manner transferred, directly or indirectly, by a party hereto, without prior written consent of the other party. Any attempted assignment, delegation, encumbrance or other transfer in violation of this Agreement shall be void and of no effect, and shall be a material breach hereof.

11.3 Bovie agrees that it shall not transfer all or part of its individual assets, or all or part of its individual business pertaining to the Products manufactured and supplied pursuant to this Agreement, unless and without establishing and demonstrating, in writing, to Arthrex that the transferor of such assets and/or business expressly agrees to assume all rights and obligations set forth in this Agreement. The terms of this Section shall survive the expiration or termination of this Agreement.

12.0 MISCELLANEOUS.

12.1 Further Assurances

Each party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.2 Force Majeure

Except where set forth expressly herein, neither party shall be liable for any delay or for any consequence of any delay in the production or delivery or purchase, as the case may be, of any of the Products if such delay shall be due to any cause beyond its reasonable control, including, but not limited to, acts of God or the public enemy, valid law, acts or requests of any national or provincial government, or of any national or provincial officer or agent purporting to act under duly constituted authority, wars, floods, fires, storms, strikes, lockouts, delivery of nonconforming or defective material, supplies or equipment, interruptions of transportation, freight embargoes or failures, exhaustion or unavailability on the open market or delays in delivery of material, supplies, equipment or services necessary for the performance of any provision hereof, or happening of any unforeseen acts, misfortune, or casualty by which performance hereunder is delayed or prevented; provided, however, that the party so affected will use all commercially reasonable efforts to remedy the situation, except that nothing contained herein shall require such party to make settlement of any labor dispute on terms unacceptable to it and no such party shall be liable to the other for any losses, damages, or costs by reason of its inability to remedy the situation. If any such delay occurs, then (unless the cause thereof shall frustrate or render impossible or illegal the performance of this contract or shall otherwise discharge the same), the parties' period for performing their respective obligations shall be extended by such period (not limited to the length of the delay) as the other party may reasonably require to complete the performance of its obligation. In addition to the foregoing, the parties agree that Bovie shall have no obligation to supply Product to Arthrex during any period in which Arthrex is in breach of any of its obligations under this Agreement.

12.3 Relationship

This Agreement shall not be construed to create between the parties hereto or their respective successors or permitted assignees, the relationship of principal and agent, joint-venturers, co-partners or any other similar relationship, the existence of which is hereby expressly denied by each party. Each of the parties shall be, in all matters connected to this Agreement, independent contractors. Neither party shall be liable to any third party in any way for engagement, obligation, contract, representation or transaction or for any negligent act or omission to act, of the other, except as expressly provided herein.

12.4 Notice

All notices, requests, consents, demands or communications contemplated or required by this Agreement shall be in writing and, in order to be valid, shall be delivered by personal delivery or sent by certified or registered mail or equivalent, return receipt requested, by facsimile or telex, promptly confirmed by a writing sent by registered or certified mail, or by recognized overnight courier, addressed to the parties at the addresses set forth on the first page of this Agreement, or such other addresses as may be designated, in writing, by the respective parties. Any notice shall be deemed given when received by the other parry.

12.5 Legal Construction/Severability

If any part of this Agreement shall be held invalid or unenforceable, the remainder of the Agreement shall nevertheless remain in full force and effect.

12.6 Section Headings/Construction

The captions and headings appearing in this Agreement are for reference purposes only and shall not be considered part of this Agreement. Such captions and headings shall not modify, amend or affect the provision hereof. This Agreement has been jointly prepared and shall not be strictly construed against either party hereto.

12.7 Entire Agreement; Modifications; Consents; Waivers

This Agreement, together with the Appendices attached hereto, contains the entire Agreement of and between Bovie and Arthrex, with respect to the subject matter hereof. This Agreement may not be modified or amended except by an instrument or instruments in writing, signed by the party against whom enforcement of any such modification or amendment is sought. Each party hereto may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement on the part of such other party to be performed or complied with. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

12.8 Governing Law

The provisions of this Agreement shall be governed, in all respects, by the laws of the State of Florida and adjudicated, respectively, within the exclusive jurisdiction of the courts in the State of Florida. The United Nations Convention on the International Sale of Goods shall not apply to transactions made pursuant to this Agreement.

12.9 Counterparts; Telecopies

This Agreement may be executed by telecopy in multiple counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Transmission by telecopier of an executed counterpart this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. Each fully executed counterpart of this Agreement shall be deemed to be a duplicate original.

12.10 Litigation

Each Party hereby unconditionally and irrevocably consents to the jurisdiction and venue in the Courts of the State of Florida and in the U.S. District Court for the Middle District of Florida, and irrevocably waives any objection (including any objection with respect to venue) that any Party may now or hereafter have to the jurisdiction of said courts, and irrevocably consents to the service of process of said courts in any matter relating to this Agreement by the mailing of process by registered or certified mail, postage prepaid, at the addresses specified in this Agreement. If necessary, Bovie shall appoint a registered agent in the State of Florida for acceptance of service of process and/or other notices provided for under this Agreement and shall notify Arthrex of the identity of such registered agent within 30 days after the Start Date. Any award made by a court in conjunction with litigation between the Parties regarding this Agreement shall include an award of all reasonable attorneys' fees and cost incurred by the Party in whose favor the final decision is rendered.

In WITNESS HEREOF, the parties hereto have executed this Agreement as of the date first written above.

BOVIE MEDICAL CORPORATION

By:	/S/ Andrew Makrides
Name: Andrew Makrides
Title: President

ARTHREX, INC.

By:
Title: VP.

The Products that are subject to the Original Equipment Manufacturer Agreement (the "Agreement") are as follows:

The Product Specifications for each of the aforementioned Products are as follows:

To Be Determined

The Manufacturing Process for each of the aforementioned Products are as follows:

To Be Determined

Appendix D

Form of Purchase Order

Appendix D

Arthrex, Inc.'s ("Arthrex") Form Contract Manufacturers/Suppliers/Vendors Agreement

Appendix D

Product Price List

To Be Determined